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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                               ---------------------------------
                                                        SEC FILE NUMBER
                                                           000-22725
                                               =================================
                                                         CUSIP NUMBER
                                                          22575M 100
                                               ---------------------------------
                                                          (Check One):


[X] Form 10-K and Form 10-KSB     [ ] Form 20-F     [ ] Form 11-K
[ ] Form 10-Q and Form 10-QSB     [ ] Form N-SAR

          For Period Ended:   December 31, 2000
                           ---------------------------------------------------
          [ ] Transition Report on Form 10-K
          [ ] Transition Report on Form 20-F
          [ ] Transition Report on Form 11-K
          [ ] Transition Report on Form 10-Q
          [ ] Transition Report on Form N-SAR

          For the Transition Period Ended:
                                          ------------------------------------


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         Read Attached Instruction Sheet Before Preparing Form. Please Print or
Type.

         NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                                       -----------------------

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PART 1--REGISTRANT INFORMATION
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      Full Name of Registrant:   Crescent Operating, Inc.

      Former Name if Available:

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      Address of Principal Executive Office (Street and Number):

      306 West 7th Street, Suite 1000

     City, State and Zip Code:   Fort Worth, Texas 76102
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PART II--RULES 12b-25(b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  [X]    (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  [X]    (b)      The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III--NARRATIVE
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State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period:

Crescent Operating, Inc. (the "Company") is unable to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2000 ("Form 10-K") within the prescribed period, although the Company will file the Form 10-K within the fifteen calendar day time limit prescribed under rule 12b-25 under the Securities Exchange Act of 1934, as amended. The Company's ongoing restructuring has required an extraordinary amount of time from its financial department which has delayed the closing of the Company's books and the preparation of information needed for the auditors' review. Because of this, it is not possible for the registrant to file its Form 10-K on or before the required date without unreasonable effort or expense.



                                                (Attach Extra Sheets if Needed)

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PART IV--OTHER INFORMATION
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         (1)      Name and telephone number of person to contact in regard to this notification

                Richard P. Knight          (817)                   339-2200
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                  (Name)                (Area Code)         (Telephone Number)



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         (2) Have all other periodic reports required under section 13 or 15(d)
of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                             [X] Yes    [ ] No



         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                             [ ] Yes    [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                            CRESCENT OPERATING, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date: April 3, 2001                By:    /s/ Richard P. Knight
      -------------                   ----------------------------------------
                                      Title:  Chief Financial Officer